UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 2, 2009

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-641-8580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Information set forth under Item 2.03 of this Current Report on Form 8-K is incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 2, 2009, Ferro Corporation (the "Company") replaced its expiring U.S. trade receivables securitization facility with a new $50 million U.S. trade receivables securitization facility (the "New Facility"). The New Facility was entered into pursuant to (a) a Purchase Agreement, dated as of June 2, 2009 (the "Purchase Agreement"), among the Company, Ferro Color & Glass Corporation ("Ferro Color") and Ferro Pfanstiehl Laboratories, Inc. (together with Ferro Color and other subsidiaries of the Company approved by the Agent (as hereinafter defined) to participate in the New Facility, the "Subsidiary Originators"), (b) a Receivables Purchase and Contribution Agreement, dated as of June 2, 2009 (the "PC Agreement"), between the Company and Ferro Finance Corporation ("FFC"), a bankruptcy-remote, special purpose entity wholly-owned by the Company, and (c) a Receivables Purchase Agreement, dated as of June 2, 2009 (the "RP Agreement"), among FFC, the Company, as collection agent, certain purchasers from time to time party thereto (the "Purchasers") and Wachovia Bank, National Association, as agent (the "Agent").

As part of the New Facility, under the Purchase Agreement, the Subsidiary Originators will sell to the Company, from time to time, trade receivables and certain related rights (the "Receivables"). In turn, under the PC Agreement, the Company will sell and, as applicable, contribute to FFC, from time to time, the Company’s Receivables and Receivables acquired by the Company pursuant to the Purchase Agreement. FFC will finance its purchases of Receivables from the Company by selling to the Purchasers, from time to time, pursuant to the RP Agreement an undivided variable percentage interest in the Receivables acquired by FFC. Advances by the Purchasers will be secured by, and repaid through collections on, the Receivables owned by FFC. Receivables owned by FFC will be assets of FFC and not of the Company or any of the Subsidiary Originators and, as a result, will not be available to the creditors of the Company or any of the Subsidiary Originators. Conversely, FFC and the Purchasers have no recourse to the Company’s assets or any of the Subsidiary Originators’ assets for failure of payment of the Receivables as a result of the lack of creditworthiness or financial inability to pay of the related obligor. The aggregate outstanding advances under the RP Agreement may not exceed $50 million. After reductions for non-qualifying receivables, the Company had approximately $35 million available under the RP Agreement on June 2, 2009. The RP Agreement has a term of 364 days, subject to earlier termination upon certain events.

Advances under the RP Agreement will accrue interest, at the option of FFC, at (a) an alternate base rate plus 4.5% or (b) three-month LIBOR index rate plus 4.5%. The alternate base rate is the higher of (i) the prime rate plus 2.0% or (ii) the federal funds rate plus 0.5%. In addition, FFC is obligated to pay a monthly fee to the Purchasers based on the unused amount under the RP Agreement.

The New Facility contains customary representations and warranties and customary affirmative and negative covenants. It also contains customary termination provisions, which permit the Purchasers to terminate the New Facility upon the occurrence of certain specified events, including, but not limited to, failure by FFC to pay interest and other amounts when due, defaults on indebtedness, certain judgments, a change of control, certain events negatively affecting the overall credit quality of transferred Receivables and bankruptcy and insolvency events.

The transactions contemplated by the New Facility do not constitute a form of off-balance sheet financing. For accounting purposes the transactions on a consolidated basis will be treated as a secured borrowing because FFC is included in the Company’s consolidated financial statements.

The foregoing summary is qualified in its entirety by reference to the text of the Purchase Agreement, the PC Agreement and the RP Agreement, which are attached as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1: Purchase Agreement, dated as of June 2, 2009, among Ferro Corporation, Ferro Color & Glass Corporation and Ferro Pfanstiehl Laboratories, Inc.

Exhibit 10.2: Purchase and Contribution Agreement, dated as of June 2, 2009, between Ferro Corporation and Ferro Finance Corporation

Exhibit 10.3: Receivables Purchase Agreement, dated as of June 2, 2009, among Ferro Finance Corporation, Ferro Corporation, as collection agent, certain purchasers from time to time party thereto and Wachovia Bank, National Association, as agent

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

June 3, 2009	By:	Mark H. Duesenberg

Name: Mark H. Duesenberg
Title: Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Exhibit 10.1: Purchase Agreement, dated as of June 2, 2009, among Ferro Corporation, Ferro Color & Glass Corporation and Ferro Pfanstiehl Laboratories, Inc.
10.2	Exhibit 10.2: Purchase and Contribution Agreement, dated as of June 2, 2009, between Ferro Corporation and Ferro Finance Corporation
10.3	Exhibit 10.3: Receivables Purchase Agreement, dated as of June 2, 2009, among Ferro Finance Corporation, Ferro Corporation, as collection agent, certain purchasers from time to time party thereto and Wachovia Bank, National Association, as agent